Exhibit 99.1

                                [CBL LETTERHEAD]



Investor Contact: Katie Knight
                  Director of Investor Relations
                 (423) 490-8301


          CBL & ASSOCIATES PROPERTIES TO RECOGNIZE GAINS FROM GALILEO
                         TRANSACTIONS IN FOURTH QUARTER

o Contributes Charter Oak Marketplace in Hartford, CT Two Months Earlier than Planned
o    Balance of Third Phase of Asset Sales to Close as  Scheduled  on January 5,
     2005
o    Will Receive Acquisition Fee on Separate $201.9 Million Galileo Transaction

CHATTANOOGA, Tenn. (November 23, 2004) - CBL & Associates Properties, Inc. (NYSE:CBL) announced today it will complete the contribution of the 340,000-square-foot Charter Oak Marketplace in Hartford, Connecticut, to Galileo America LLC, the Company's joint venture with the U.S. affiliate of Australia-based Galileo America Shopping Trust (ASX:GSA), for $17.9 million.

     Charter Oak Marketplace is one of four properties originally planned to be included in the third and final phase of CBL's joint venture with Galileo. The remaining three properties and one expansion will be contributed to Galileo as scheduled on January 5, 2005. Based upon the contribution of Charter Oak Marketplace before the center was completed, CBL expects to report an initial gain of approximately $2.7 million, or $0.05 per diluted, fully converted share, which will be included in FFO for the fourth quarter 2004. This will contribute approximately $0.05 per diluted share to GAAP earnings per share in the fourth quarter 2004. CBL has deferred additional gain until it can be recognized.

Anchored by Wal*Mart, which is expected to open in February 2005, Marshall's and Fashion Bug, Charter Oak Marketplace is currently 98.5% leased. CBL has provided a master lease for the balance of the small shop space to bring the center's occupancy to 100%.

In accordance with the joint venture agreement completed in October 2003, 48 centers have been contributed to the joint venture to date. Pursuant to a long-term agreement, CBL is a 10% joint venture partner and the manager for all of Galileo's properties in the United States. CBL is entitled to management, leasing, acquisition, disposition and financing fees. The total transaction value from all three phases is now expected to total approximately $562.8 million. This amount was reduced by approximately $10.3 million, since CBL will retain approximately 100,000 square feet in one of the assets to be contributed in the third phase.

CBL Recognizes Gain from Galileo Transactions
Page 2
November 23, 2004


CBL also announced that in connection with Galileo's separate acquisition of ten shopping centers in New England for a base purchase price of $201.9 million the Company will receive an acquisition fee of approximately $1.6 million, or 80 basis points of the purchase price. Galileo has agreed to purchase the properties from a joint venture of Samuels & Associates and Edens and Avant in three phases. CBL will recognize approximately $1.5 million of this fee as revenue pro rata as each phase closes. CBL expects to recognize approximately 54% of this fee in the fourth quarter of 2004, 10% in the first quarter of 2005 and 36% in the second quarter of 2005 as the phases are closed.

CBL & Associates Properties, Inc. is one of the top five owners of shopping centers in North America and the largest owner of malls and shopping centers in the Southeast, ranked by GLA owned. CBL owns, holds interests in or manages 173 properties, including 69 enclosed regional malls. The properties are located in 28 states and total 72.7 million-square-feet including 2.0 million-square-feet of non-owned shopping centers managed for third parties. CBL has seven projects under construction totaling approximately 1.8 million-square-feet including one regional mall - Imperial Valley Mall in the Imperial Valley region of California, an open-air shopping center in Southaven (Memphis, TN), MS, two community centers and three expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at www.cblproperties.com.

     Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.


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